UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 19344

                                (Amendment No. )*


                            WITS BASIN PRECIOUS MINERALS INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   977427 10 3
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                                 (CUSIP Number)


                                December 31, 2004
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [X] Rule 13d-(c)

          [_] Rule 13d-1(d)


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*  The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 977427 10 3                  13G                     Page 2 of 8 Pages
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1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Hawk Precious Minerals USA, Inc. ("Hawk USA")
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Minnesota
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  NUMBER OF      5.   SOLE VOTING POWER

   SHARES             3,300,000
                ----------------------------------------------------------------
 BENEFICIALLY    6.   SHARED VOTING POWER

  OWNED BY                 0
                ----------------------------------------------------------------
    EACH         7.   SOLE DISPOSITIVE POWER

  REPORTING           3,300,000
                ----------------------------------------------------------------
   PERSON        8.   SHARED DISPOSITIVE POWER

    WITH              0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,300,000
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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.6%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------

CUSIP No. 977427 10 3                  13G                     Page 3 of 8 Pages
--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Hawk Precious Minerals Inc. ("Hawk Canada")
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]
--------------------------------------------------------------------------------
3.  SEC USE ONLY



----------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION


         Canadian company
--------------------------------------------------------------------------------
  NUMBER OF       5.   SOLE VOTING POWER

   SHARES              3,530,000
                 ---------------------------------------------------------------
 BENEFICIALLY     6.   SHARED VOTING POWER

  OWNED BY                 0
                 ---------------------------------------------------------------
    EACH          7.   SOLE DISPOSITIVE POWER

  REPORTING            3,530,000
                 ---------------------------------------------------------------
   PERSON         8.   SHARED DISPOSITIVE POWER

    WITH               0
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,530,000 (Includes 3,300,000 shares owned by Hawk USA Inc., a wholly-owned subsidiary of Hawk Canada; and a warrant to purchase 30,000 shares)
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    [ ]
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    5.9%

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------

CUSIP No. 977427 10 3                  13G                     Page 4 of 8 Pages
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     H. Vance White
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]
--------------------------------------------------------------------------------
3. SEC USE ONLY

----------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Canada
--------------------------------------------------------------------------------
  NUMBER OF       5.   SOLE VOTING POWER

   SHARES              1,000,000
                 ---------------------------------------------------------------
 BENEFICIALLY     6.   SHARED VOTING POWER

  OWNED BY             3,530,000
                 ---------------------------------------------------------------
    EACH          7.   SOLE DISPOSITIVE POWER

  REPORTING            1,000,000
                 ---------------------------------------------------------------
   PERSON         8.   SHARED DISPOSITIVE POWER

    WITH               3,530,000
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  4,530,000 (includes 3,300,000 shares owned by Hawk USA; 200,000 shares and a Warrant to purchase 30,000 shares owned by Hawk Canada; and an option to purchase 1,000,000 shares) Mr. White disclaims beneficial ownership of the shares owned by Hawk USA and Hawk Canada.
--------------------------------------------------------------------------------

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    [ ]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    7.5%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

CUSIP No. 977427 10 3                  13G                     Page 5 of 8 Pages
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Item 1(a).  Name of Issuer:

WITS BASIN PRECIOUS MINERALS INC.

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Item 1(b).  Address of Issuer's Principal Executive Offices:
IDS Center, 80 South 8th Street, Suite 900
MINNEAPOLIS, MINNESOTA 55402

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Item 2(a).  Name of Person Filing:

This form is being filed by Hawk Precious Minerals USA, Inc., a Minnesota corporation; Hawk Precious Minerals Inc., a Canadian corporation; and
H. Vance White.

--------------------------------------------------------------------------------
Item 2(b).  Address of Principal Business Office, or if None, Residence:

404-347 Bay Street, Toronto, Ontario, CANADA   M5H 2R7

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Item 2(c).  Citizenship:

See item 2(a) above

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Item 2(d).  Title of Class of Securities:

COMMON STOCK, $.01 PAR VALUE

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Item 2(e).  CUSIP Number:

977427 10 3

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Item 3.     If This Statement  is Filed  Pursuant to  Rule 13d-1(b), or 13d-2(b)
            or (c), Check Whether the Person Filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act.
     (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act.
     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange
             Act.
     (d) [_] Investment company registered under Section 8 of the Investment Company Act.
     (e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
     (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 977427 10 3                  13G                     Page 6 of 8 Pages
--------------------------------------------------------------------------------

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
     (a) Amount beneficially owned:

                  4,530,000 (INCLUDES 3,300,000 shares owned by Hawk Precious Minerals USA, Inc., a wholly-owned subsidiary of Hawk Precious Minerals, Inc.; 200,000 shares and an option to purchase 30,000 shares owned by Hawk Precious Minerals, Inc.; and an option to purchase 1,000,000 shares held by H. Vance White, an officer and director of both corporations.)
     ---------------------------------------------------------------------------
     (b) Percent of class:

          HawkUSA beneficially owns 5.6%; Hawk Canada beneficially owns 5.9%, by virtue of the stock held by Hawk USA, a wholly owned subsidiary; and Mr. White may be deemed to beneficially own 7.5%, by virtue of his position as a officer and director of both corporations. However he disclaims any pecuniary interest in the shares held by Hawk USA and Hawk Canada (based upon information provided by the Issuer that as of February 9, 2005, the Issuer had 59,451,612 shares outstanding)
     ---------------------------------------------------------------------------
     (c) Number of shares as to which such person has:

         (i)   Sole power to vote or to direct the vote: 3,530,000 (Hawk Canada)
                                                         1,000,000 (Mr. White)
                                                         -----------------------

         (ii)  Shared power to vote or to direct the vote:
                                                         3,330,000 (Mr. White)
                                                         ----------------------

         (iii) Sole power to dispose or to direct the disposition of:
                                                         3,530,000 (Hawk Canada)
                                                         1,000,000 (Mr. White)
                                                         -----------------------

         (iv)  Shared power to dispose or to direct the disposition of:
                                                         3,330,000 (Mr. White)
                                                         -----------------------

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Item 5.  Ownership of Five Percent or Less of a Class.

N/A
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Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

N/A
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Item 7.  Identification and  Classification of the Subsidiary Which Acquired the
         Security Being Reported on by the Parent Holding Company or Control Person.

N/A
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Item 8.  Identification and  Classification  of Members of the Group.


--------------------------------------------------------------------------------
Item 9.  Notice of Dissolution of Group.

CUSIP No. 977427 10 3                  13G                     Page 7 of 8 Pages
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Item 10.  Certifications.


     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2005                    HAWK PRECIOUS MINERALS USA, INC.



                                            By:    /s/ H. Vance White
                                                 -------------------------
                                                  H. VANCE WHITE

                                            HAWK PRECIOUS MINERALS INC.



                                            By:    /s/ H. Vance White
                                                 -------------------------
                                                  H. VANCE WHITE



                                            /s/ H. Vance White
                                            ------------------------------
                                            H. VANCE WHITE

                                    EXHIBIT A

                                    AGREEMENT
                          TO JOINTLY FILE SCHEDULE 13G


         The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Wits Basin Precious Minerals Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Dated: February 11, 2005                    HAWK PRECIOUS MINERALS USA, INC.



                                            By:    /s/ H. Vance White
                                               -------------------------
                                                   H. VANCE WHITE

                                            HAWK PRECIOUS MINERALS INC.



                                            By:    /s/ H. Vance White
                                                 -------------------------
                                                  H. VANCE WHITE



                                            /s/ H. Vance White
                                            ------------------------------
                                            H. VANCE WHITE